EXHIBIT 99.1

HMS Holdings Corp. Reports Fourth Quarter and Full Year 2017 Results

  4Q GAAP EPS of $0.30 Per Diluted Share / Full Year GAAP EPS of $0.47 Per Diluted Share
  4Q Adjusted EPS of $0.49 Per Diluted Share / Full Year Adjusted EPS of $1.11 Per Diluted Share
  Federal Tax Law Changes Resulted in an $0.18 Per Diluted Share GAAP EPS Benefit and a $0.25 Per Diluted Share Adjusted EPS Benefit in 4Q
  Total 4Q Revenue of $148.5 Million, Including Record Commercial Revenue of $77.2 Million
  Full Year 2018 Outlook Includes Total Revenue of $560-570 Million

IRVING, Texas, Feb. 23, 2018 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (Nasdaq:HMSY) today announced financial results for the fourth quarter and full year 2017. Net income for the quarter ended December 31, 2017 was $25.7 million or $0.30 per diluted share, compared to net income of $6.4 million or $0.07 per diluted share in the third quarter of 2017 and $9.2 million or $0.11 per diluted share in the prior year fourth quarter. Net income for the quarter included a non-cash tax benefit of $15.1 million or $0.18 per diluted share, due to the revaluation of the Company’s deferred tax balances pursuant to the tax rate reduction included in the federal tax legislation enacted in December 2017. Adjusted EPS in the quarter was $0.49 per diluted share, compared to adjusted EPS of $0.19 per diluted share in the third quarter of 2017 and adjusted EPS of $0.18 per diluted share in the prior year fourth quarter. Adjusted EPS for the quarter included a non-cash tax benefit of $0.25 per diluted share, due to the impact of the revaluation of the Company’s deferred tax balances pursuant to the tax rate reduction included in the federal tax legislation enacted in December 2017. Excluding the tax benefit, adjusted EPS for the fourth quarter of 2017 was $0.24 per diluted share.

For the full year ended December 31, 2017, net income was $40.1 million or $0.47 per diluted share, compared to $37.6 million or $0.43 per diluted share in the prior year. Adjusted EPS for the full year 2017 was $1.11 per diluted share, including a non-cash tax benefit of $0.40 per diluted share due to the new tax legislation, compared to $0.75 per diluted share in full year 2016. Excluding the tax benefit, adjusted EPS for the full year was $0.71 per diluted share. Net income and adjusted EPS in the prior year included a benefit of $6.2 million or $0.07 per diluted share for certain prior open years’ Research and Development tax credits and domestic manufacturing deductions recognized in the third quarter of 2016.

Adjusted EBITDA in the fourth quarter of 2017 was $40.2 million, compared to $34.1 million in the third quarter of 2017 (+17.9%) and $32.3 million in the fourth quarter of 2016. For the full year, adjusted EBITDA was $124.6 million, compared to $117.4 million in the prior year.

Total revenue in the fourth quarter of 2017 was a record $148.5 million, compared to total revenue of $125.7 million in the third quarter of 2017 (+18.2%) and $125.6 million in the prior year fourth quarter. For the full year 2017, total revenue increased 6.4% to a record $521.2 million, compared to total revenue for the full year 2016 of $489.7 million. 2017 full year revenue included $30.4 million in revenue from the Company’s Eliza subsidiary, which was acquired in April 2017, partially offset by a $14.7 million decline in Medicare RAC revenue.

"We had a strong fourth quarter to finish out 2017 – setting quarterly records for total company, commercial, state government and coordination of benefits (COB) revenue. COB and Payment Integrity (PI) revenues rebounded strongly from the third quarter, as expected, with both up double digits sequentially. We also made incremental progress in the quarter with completed implementations of new business and significantly higher levels of medical record requests and record reviews, which we expect will translate into further PI revenue growth in the early part of 2018," said Bill Lucia, Chairman and CEO. “The entire healthcare industry is increasingly focused on enhancing the consumer experience and improving clinical outcomes by better engaging individuals in managing their own health. As a result, our care management and consumer engagement solutions are really resonating with customers and we are increasingly encouraged about the growth profile of this new vertical.”

"We have several strategic priorities as we enter 2018: boosting organic revenue growth across all of our products, but particularly payment integrity; expanding our care management and consumer engagement platform and customer base; taking full advantage of technology, innovation and the scalability of our business model to maximize the value of our data and expand margins; maintaining our focus on customer satisfaction and employee engagement; and maximizing total shareholder return, which benefits all of the Company's stakeholders,” added Lucia.

Commercial revenue in the fourth quarter of 2017 was a record $77.2 million, compared to $62.9 million in the prior year fourth quarter and $67.6 million in the third quarter of 2017 (+14.3%). Commercial revenue in the fourth quarter of 2017 included $12.9 million from Eliza, compared to $9.9 million in the third quarter of 2017 (+30.3%). State government revenue was a record $64.2 million in the fourth quarter of 2017, compared to $57.7 million in the prior year fourth quarter and $51.6 million in the third quarter of 2017 (+24.3%). Medicare RAC revenue in the fourth quarter of 2017 was $2.0 million, compared to ($0.4) million in the prior year fourth quarter and $0.8 million in the third quarter of 2017.  Federal (excluding Medicare RAC) and Other revenue was $5.1 million in the fourth quarter of 2017, a $0.2 million decrease compared to the prior year fourth quarter and a $0.5 million decrease compared to the third quarter of 2017.

On a full year basis, commercial revenue was $269.2 million, a 17.0% increase compared to $230.2 million in 2016; state government revenue was $227.0 million, a 3.6% increase compared to $219.1 million in 2016; Federal (excluding Medicare RAC) and Other revenue was $22.6 million, a decrease of $0.7 million compared to 2016; and Medicare RAC revenue was $2.4 million, a $14.7 million decrease compared to 2016.

COB revenue, across both the state government and commercial businesses, was a record $105.7 million in the fourth quarter of 2017 compared to $95.0 million in the prior year fourth quarter and $90.1 million in the third quarter of 2017 (+17.4%). COB revenue accounted for 71.2% of total company revenue in the fourth quarter, compared to 75.6% in the prior year fourth quarter and 71.7% in the third quarter of 2017. For the full year, COB revenue was $382.7 million, an 8.2% increase compared to $353.8 million in 2016.

Revenue from Analytical Services, which includes PI, Medicare RAC and Care Management and Consumer Engagement Solutions, was $42.8 million in the fourth quarter of 2017, compared to $30.6 million in the prior year fourth quarter and $35.6 million in the third quarter of 2017 (+20.2%). PI revenue, excluding Medicare RAC, was $26.8 million in the fourth quarter of 2017, compared to $30.2 million in the prior year fourth quarter and $23.9 million in the third quarter of 2017 (+12.2%). For the full year, Analytical Services revenue was $138.5 million.

Capital expenditures in the fourth quarter of 2017 were $10.7 million. For the full year 2017, capital expenditures were $33.0 million.

"We ended the year with enhanced liquidity and a strong balance sheet. Operating cash flow in the fourth quarter was $31.4 million, which resulted in a full year total of $86.5 million. Adjusted EBITDA of $40.2 million in the fourth quarter was up 17.9% compared to the third quarter and operating margin in the quarter was 13.0%, compared to 10.2% in the third quarter. We repurchased $14.1 million of our shares in the fourth quarter, and closed on a new amended credit facility in December which increases our financial flexibility and complements our strong operating cash flow. At December 31st, our debt (net of cash) was under $160 million – less than 1.3 times trailing 12 month adjusted EBITDA," said Jeff Sherman, CFO.  “We take a bottom up approach to our annual budgeting process and have carefully evaluated all aspects of our expected 2018 financial performance for which we believe we have substantial visibility. On that basis, we have developed our annual outlook for the full year as follows:

  Total company revenue of $560-570 million
  Net income of $29-33 million
  Adjusted EBITDA of $128-133 million
  Margin expansion of approximately 50 bps
  Capital expenditures of approximately $33 million
  An effective annual tax rate of 28-30%

We believe these are achievable objectives for the year,” concluded Sherman.

For additional information about the Company’s fourth quarter and full year 2017 financial results, see the Q4 and Full Year 2017 Investor Presentation available on the Company’s website at http://investor.hms.com/events.cfm.

Webcast and Conference Call Information

HMS will report its preliminary fourth quarter and full year 2017 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, February 23, 2018. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or on the HMS Investor Relations website at http://investor.hms.com/events.cfm. The webcast will also be archived and available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on February 23, 2018 at http://investor.hms.com/events.cfm. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/releases.cfm.

About HMS

HMS is a leading provider of cost containment solutions in the U.S. healthcare marketplace. Using innovative technology, extensive data services and powerful analytics, the Company delivers coordination of benefits, payment integrity, and care management and consumer engagement solutions to help customers recover improper payments; prevent future overpayments; reduce fraud, waste and abuse; better manage the care that members receive; engage healthcare consumers to improve outcomes and increase retention; and ensure regulatory compliance. The Company serves a broad range of entities within the healthcare industry, including state Medicaid programs, commercial health plans, federal government health agencies, government and private employers and at-risk providers.

Trademarks

HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-K is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and full year guidance and projections. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; significant competition for our solutions and services; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction, our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with information and data sources and suppliers; reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility or to borrow or use credit; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; our ability to develop, implement and maintain effective internal control over financial reporting; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing or certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; and anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission.  With respect to our projected effective annual tax rate for 2018, this reflects our current reasonable estimate of the income tax effects of the recently enacted tax legislation, however these are provisional amounts subject to adjustment during the one-year measurement period.  Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:

Dennis Oakes	Elizabeth Bonet
SVP, Investor Relations	Sr. Director, Communications
dennis.oakes@hms.com	Elizabeth.bonet@hms.com
212-857-5786	972-894-8405

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Revenue	$148,493	$125,591	$521,212	$489,720
Cost of services:
Compensation	52,264	47,229	202,049	189,271
Data processing	12,592	9,068	45,723	37,337
Occupancy	5,081	3,353	17,190	14,000
Direct project expenses	11,255	9,302	41,347	46,254
Other operating expenses	7,214	7,130	28,425	27,778
Amortization of acquisition related software and intangible assets	8,568	7,614	30,393	28,030
Total cost of services	96,974	83,696	365,127	342,670
Selling, general and administrative expenses	32,253	23,136	105,654	89,381
Total operating expenses	129,227	106,832	470,781	432,051
Operating income	19,266	18,759	50,431	57,669
Interest expense	(3,137)	(2,206)	(10,871)	(8,519)
Interest income	93	107	295	321
Income before income taxes	16,222	16,660	39,855	49,471
Income taxes	(9,501)	7,509	(199)	11,835
Net income	$25,723	$9,151	$40,054	$37,636

Basic income per common share:
Net income per common share -- basic	$0.30	$0.11	$0.48	$0.45
Diluted income per common share:
Net income per common share -- diluted	$0.30	$0.11	$0.47	$0.43
Weighted average shares:
Basic	83,605	84,154	83,821	84,221
Diluted	84,936	85,822	85,088	86,987

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$83,313	$175,999
Accounts receivable, net of allowance of $14,799 and $10,772, at December 31, 2017 and December 31, 2016, respectively	189,460	173,582
Prepaid expenses	16,589	13,699
Income tax receivable	1,892	3,354
Deferred financing costs, net	564	-
Other current assets	836	1,001
Total current assets	292,654	367,635
Property and equipment, net	98,581	92,167
Goodwill	487,617	379,716
Intangible assets, net	91,482	37,797
Deferred financing costs, net	2,237	2,790
Other assets	2,589	2,650
Total assets	$975,160	$882,755

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	61,900	59,402
Estimated liability for appeals	30,787	30,755
Total current liabilities	92,687	90,157
Long-term liabilities:
Revolving credit facility	240,000	197,796
Net deferred tax liabilities	21,989	22,717
Deferred rent	4,852	5,427
Other liabilities	9,403	10,048
Total long-term liabilities	276,244	235,988
Total liabilities	368,931	326,145

Commitments and contingencies (Note 13)

Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;
96,536,251 shares issued and 83,256,858 shares outstanding at December 31, 2017;
95,966,852 shares issued and 83,552,774 shares outstanding at December 31, 2016	965	959
Capital in excess of par value	368,721	345,025
Retained earnings	366,164	326,110
Treasury stock, at cost: 13,279,393 shares at December 31, 2017 and 12,414,078 shares at December 31, 2016	(129,621)	(115,484)
Total shareholders' equity	606,229	556,610
Total liabilities and shareholders' equity	$975,160	$882,755

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Years ended December 31,
	2017	2016	2015
Operating activities:
Net income	$40,054	$37,636	$24,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and software	27,515	24,882	30,328
Amortization of intangible assets	22,555	20,164	20,270
Amortization of deferred financing costs	2,258	2,083	2,084
Stock-based compensation expense	24,143	13,277	14,297
Deferred income taxes	(20,409)	(7,368)	(14,020)
(Gain) / Loss on disposal of assets	209	(948)	84
Change in fair value of contingent consideration	(2,865)	-	-
Changes in operating assets and liabilities, net of the effect of acquistions:
Accounts receivable	(6,976)	(3,554)	(12,045)
Prepaid expenses	(1,463)	(2,399)	549
Prepaid income taxes	-	-	6,711
Other current assets	165	2,066	(412)
Other assets	124	234	10
Income taxes receivable / (payable)	1,462	(7,227)	3,873
Accounts payable, accrued expenses, deferred rent and other liabilities	(340)	12,116	(250)
Estimated liability for appeals	32	(2,323)	(3,721)
Net cash provided by operating acitivties	86,464	88,639	72,285
Investing activities:
Acquisition of a business, net of cash acquired	(171,321)	(20,678)	-
Proceeds from sale of cost basis investment	-	2,496	-
Purchases of property and equipment	(17,318)	(13,703)	(8,620)
Investment in capitalized software	(15,725)	(7,316)	(3,197)
Net cash used in investing activities	(204,364)	(39,201)	(11,817)
Financing activities:
Proceeds from credit facility	42,204	-	-
Payments for deferred financing costs	(2,269)	-	-
Proceeds from exercise of stock options	2,720	2,940	4,187
Payments of tax withholdings on behalf of employees for net-share
settlement for stock-based compensation	(3,161)	(1,475)	(1,029)
Payments on capital lease obligations	(143)	(44)	(1,132)
Purchases of treasury stock	(14,137)	(20,470)	(50,000)
Net cash provide by / (used in) financing activities	25,214	(19,049)	(47,974)
Net increase (decrease) in cash and cash equivalents	(92,686)	30,389	12,494
Cash and cash equivalents
Cash and cash equivalents at beginning of year	175,999	145,610	133,116
Cash and cash equivalents at end of year	$83,313	$175,999	$145,610

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$17,995	$20,326	$22,878
Cash paid for interest	$9,944	$6,196	$5,694

Supplemental disclosure of noncash activities:
Change in balance of accrued property and equipment purchases	$51	$684	$729

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

As summarized in the following tables, earnings before interest, taxes, depreciation and amortization, stock-based compensation, and non-recurring legal expense (adjusted EBITDA) was $40.2 million for the fourth quarter of 2017.

	Three months ended December 31,

	2017	2016
Net Income	$25,723	$9,151
Net interest expense	3,044	2,099
Income taxes	(9,501)	7,510
Depreciation and amortization of property and equipment and intangible assets	13,564	10,962
Earnings before interest, taxes, depreciation and amortization (EBITDA)	32,830	29,722
Stock based compensation expense	7,382	2,530
Non-recurring legal fees	—	—
Adjusted EBITDA	$40,212	$32,252

	Twelve months ended December 31,

	2017	2016
Net Income	$40,054	$37,636
Net interest expense	10,576	8,198
Income taxes	(199)	11,835
Depreciation and amortization of property and equipment and intangible assets	50,070	44,930
Earnings before interest, taxes, depreciation and amortization (EBITDA)	100,501	102,599
Stock based compensation expense	24,143	13,277
Non-recurring legal fees	—	1,563
Adjusted EBITDA	$124,644	$117,439

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands, except per share amounts)

Reconciliation of Net Income to GAAP EPS and Adjusted EPS

As summarized in the following tables, diluted earnings per share adjusted for stock-based compensation expense, non-recurring legal expense, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.49 for the fourth quarter of 2017, an increase of 172% from $0.18 for the fourth quarter of 2016. Diluted adjusted EPS in the quarter included a non-cash tax benefit of $0.25 per diluted share associated with the recently enacted federal tax legislation.

	Three months ended December 31,
	2017		2016
Net Income	$25,723		$9,151
Stock-based compensation expense	7,382		2,530
Non-recurring legal fees	—		—
Amortization of acquisition related software and intangible assets	8,568		6,989
Income tax related to adjustments (1)	80		(3,189)
Adjusted net income	$41,753		$15,481

Weighted average common shares, diluted	84,936		85,822

Diluted GAAP EPS	$0.30	(2)	$0.11
Diluted adjusted EPS	$0.49		$0.18

Federal tax legislation impact	$0.25		$-
Diluted adjusted EPS after federal tax legislation	$0.24		$0.18

Diluted adjusted EPS was $1.11 for the full year of 2017, an increase of 48% compared $0.75 for the full year of 2016, including a non-cash tax benefit of $0.40 per diluted share associated with the recently enacted federal tax legislation.

	Twelve months ended December 31,
	2017		2016
Net Income	$40,054		$37,636
Stock-based compensation expense	24,143		13,277
Non-recurring legal fees	—		1,563
Amortization of acquisition related software and intangible assets	30,393		28,030
Income tax related to adjustments (1)	273		(15,536)
Adjusted net income	$94,863		$64,970

Weighted average common shares, diluted	85,088		86,987

Diluted GAAP EPS	$0.47	(2)	$0.43
Diluted adjusted EPS	$1.11		$0.75

Federal tax legislation impact	$0.40		$-
Diluted adjusted EPS after federal tax legislation	$0.71		$0.75

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the annual effective tax rate.
(2) Diluted GAAP EPS for each of the three months and year ended December 31, 2017 included a non-cash tax benefit of $0.18 per diluted share associated with the recently enacted federal tax legislation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in millions)

Reconciliation of Projected 2018 Net Income to Projected 2018 EBITDA and Adjusted EBITDA

As summarized in the following table, the Company currently estimates net income of between approximately $29 million and $33 million and adjusted EBITDA of between approximately $128 million and $133 million for 2018.

	Twelve Months Ending December 31, 2018

	Estimated Range
	Low	High
Net Income	$29	$33
Net interest expense	12	12
Income taxes	12	13
Depreciation and amortization of property and equipment and intangible assets	55	55
Earnings before interest, taxes, depreciation and amortization (EBITDA)	108	113
Stock based compensation expense	20	20
Non-recurring legal fees	—	—
Adjusted EBITDA	$128	$133